Exhibit 21

SUBSIDIARIES OF PINEAPPLE ENERGY INC.

Subsidiaries	Jurisdiction of Incorporation
Austin Taylor Communications, Ltd.	United Kingdom
JDL Technologies, Inc.	Minnesota
Ecessa Corporation	Minnesota
Pineapple Energy LLC	Delaware
Hawaii Energy Connection, LLC	Hawaii
SUNation Solar Systems, Inc.	New York
SUNation Commercial, Inc.	New York
SUNation Service, LLC	New York

All these subsidiaries are 100%-owned directly by Pineapple Energy Inc. The financial statements of all these subsidiaries are included in the consolidated financial statements of Pineapple Energy Inc.